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                                  F O R M    3

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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

Savage,                            Michael                                E.
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(Last)                              (First)                             (Middle)

                               VIALOG Corporation
                                 32 Crosby Drive
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                                    (Street)

Bedford                               MA                                01730
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(City)                               (State)                               (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

                                October ___, 1999
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker of Trading Symbol

                             Vialog Corporation VX
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5. Relationship of Reporting Person to Issuer (check all applicable)

[   ] Director*
[   ] 10% Owner
[ x ] Officer (give title below)
[   ] Other (specify below)

______________________________

               Senior Vice President and Chief Financial Officier
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6. If Amendment, Date of Original (Month/Day/Year)

                                     12/6/99

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7.  Individual or Joint/Group filing (Check Appropriate Line)

[x] Form filed by One Reporting Person
[ ] Form filed by More Than One Reporting Person
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

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                                       TABLE I -- NON-DERIVATIVE SECURITIES BENFICIALLY OWNED
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1. Title of Security (Instr. 4)                        2. Amount of Securities      3. Ownership From:      4. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or           Beneficial
                                                          (Instr. 4)                   Indirect (I)            Ownership
                                                                                       (Instr 5.)              (Instr. 5)
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
Common Stock (1)                                            150                             D
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

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             TABLE II -- DERIVATIVE SECURITIES BENFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date             3. Title and                 4. Conversion  5. Ownership     6. Nature of
   (Instr. 4)                        Exercisable         Amount of                    Or Exercise    Form of          Indirect
                                     and                 Securities                   Price of       Derivative       Beneficial
                                     Expiration          Underlying                   Derivative     Security:        Ownership
                                     Date (Month/        Derivative                   Security       Direct           (Instr. 5)
                                     Day/Year)           Security                                    (D) or
                                                         (Instr. 4)                                  Indirect (I)
                                                                                                     (Instr. 5)
                                  -----------------   -----------------             ------------- ---------------   ------------
                                  Date      Expira-                      Amount or
                                  Exer-     tion                         Number
                                  cisable   Date      Title              of Shares
                                  -------   -------   -----              ---------
 Stock Option                     (2)      11/11/09   Common Stock        100,000       $3.563          D
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
Explanation of Responses:

(1) Due to a record keeping error by the reporting person, the reporting person's original Form 3 finled in November 1999 did not disclose these shares, all of which are still held of record by the peporting person.

(2) This option will vest as to 33,226 shares on November 11, 2000, and as to an additional 8,333 shares on the first day of each calendar quarter thereafter until fully vested.


                         /s/ Michael E. Savage                   11/8/2000
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                         Signature of Reporting Person             Date